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                       USDATA CORPORATION AND SUBSIDIARIES

EXHIBIT 11.1 - COMPUTATION OF PER SHARE EARNINGS
(in thousands, expect per share data)

                                                             THREE MONTHS ENDED, MARCH 31,
                                                             ----------------------------
                                                                 1998            1997
                                                             ----------------------------
Net earnings (loss):
   Continuing operations                                     $     (446)     $     (878)
   Discontinued operations                                       (1,719)             41
                                                             ----------------------------
      Net loss                                               $   (2,165)     $     (837)
                                                             ============================

Weighted average common shares outstanding                       11,100          11,085

Common share equivalents                                             --              --
                                                             ----------------------------
Weighted average common shares and common share
equivalents (if dilutive) outstanding                            11,100          11,085
                                                             ============================

Net loss per common share (Basic & Dilutive)
      Continuing operations                                  $    (0.04)     $    (0.08)
      Discontinued operations                                     (0.16)             --
                                                             ----------------------------
         Net loss                                            $    (0.20)     $    (0.08)
                                                             ============================